Exhibit 99.1

Contact:	Lesley Ogrodnick
508-293-6961
lesley.ogrodnick@emc.com

EMC Names Jami Miscik to Board of Directors

HOPKINTON, Mass. - August 7, 2012 - EMC Corporation (NYSE:EMC) today announced the appointment of Jami Miscik (54) to the EMC Board, effective immediately. Ms. Miscik is President and Vice Chairman of Kissinger Associates, Inc. and former Deputy Director for Intelligence at the United States Central Intelligence Agency (CIA).

Joe Tucci, EMC Chairman and Chief Executive Officer, said, “We are delighted to welcome Jami Miscik to the EMC Board. Jami brings to EMC a unique perspective on international and government affairs, and a great depth of insight and expertise in risk analysis and geopolitics. Her strategic guidance on these and many other critical matters will serve EMC and its shareholders well as we capitalize on the extraordinary transformation in the IT industry.”

Ms. Miscik joined Kissinger Associates in 2009, and has been a Senior Advisor on Geopolitical Risk to Barclays Capital since 2009. She was Global Head of Sovereign Risk at Lehman Brothers from 2005-2008 and served at the Central Intelligence Agency from 1983-2005, rising to become the Deputy Director for Intelligence. Ms. Miscik is a member of the President's Intelligence Advisory Board, a Director on the Council of Foreign Relations, Vice-Chairman of The American Ditchley Foundation, and a Trustee of In-Q-Tel.

Ms. Miscik received a Bachelor's degree in Political Science and Economics, with honors, from Pepperdine University and a Master's in International Studies from the University of Denver.

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About EMC

EMC Corporation is a global leader in enabling businesses and service providers to transform their operations and deliver IT as a service. Fundamental to this transformation is cloud computing. Through innovative products and services, EMC accelerates the journey to cloud computing, helping IT departments to store, manage, protect and analyze their most valuable asset - information - in a more agile, trusted and cost-efficient way. Additional information about EMC can be found at www.EMC.com.

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